September 19, 1995


BY HAND DELIVERY

Hot Concepts Management Group, L.L.C.
Attention: Mr. Ronald Olson
1155 South Main - #C
Longmont, Colorado  80501

Gentlemen:

          This letter will supplement or amend the August 11, 1995 Acquisition Agreement (the "Agreement") between Good Times
Restaurants Inc. ("Good Times") and Hot Concepts Management Group, L.L.C. ("Purchaser"). Capitalized terms in this letter agreement shall have the same meaning as in the Agreement.

          1. Section 1.4(iv) of the Agreement with respect to the Park Hampden Restaurant is hereby modified to reflect the fact that RTC - Colo has entered into an agreement to sell the assets of the Park Hampden Restaurant described in such section to Shogun Japanese Restaurant, L.L.C. ("Shogun") in consideration for $30,000 cash, the promissory note of Shogun in the amount of $60,000 and reimbursement of a lease deposit in the amount of $4,500, together with customary prorations. Such consideration shall be distributed to and retained by Good Times prior to Closing. RTC - Colo shall sublease the land of the Park Hampden Restaurant pursuant to the sublease agreement attached hereto. The sublease rent shall be the rent due Parkhampden Center, the owner and lessor of the Park Hampden Restaurant land, pursuant to its lease with RTC - Colo, and RTC - Colo shall pay the sublease rent to such owner and lessor. Good Times shall indemnify and hold harmless RTC and RTC - Colo with respect to any losses, liabilities, claims, costs or expenses as a result of such sublease and lease other than any of the foregoing resulting from any act or omission of RTC or RTC - Colo. The promissory note of Shogun and its obligations under the sublease are to be secured by a lien on the furniture, fixtures and equipment of the Park Hampden Restaurant pursuant to the terms of a security agreement and RTC and RTC - Colo shall cooperate with Good Times with respect to any necessary enforcement of such lien and such security agreement. If the sublease terminates, the provisions of section 1.4(iv) of the Agreement shall, at the election of Good Times, again apply or RTC - Colo shall otherwise, as specified by Good Times, hold the assets of the Park Hampden Restaurant, including the land and building thereof, for the account of Good Times.

          2. Good Times and Purchaser acknowledge that, contrary to prior expectations, Scott LeFever will not be a manager or officer of RTC, RTC - Colo or Purchaser. Nonetheless, Mr. LeFever has been actively involved with Purchaser and its principals in connection with the Purchaser's pending acquisition of the RTC stock and will be an investor in Purchaser. Accordingly, it remains true that Purchaser is informed with respect to RTC and RTC - Colo as a result of information thereon of Mr. LeFever.

          3. The indemnification of RTC and RTC - Colo set forth in section 8.2 of the Agreement with respect to the real property leases for the Round The Corner Restaurants located in Westland Shopping Center, on Colorado Boulevard, in Aurora Mall and in Crossroads Shopping Center shall also be secured by a pledge in favor of the indemnified parties of the assets of the Round The Corner Restaurants located at Westminster Mall and Southwest Plaza Mall to the same extent and subject to the same terms as set forth with respect to the pledge of those assets to secure the Promissory
Note in section 1.3(b) of the Agreement.


          In all other respects the Agreement shall remain in full force and effect.

          Please sign the attached copy of this letter to reflect your agreement with its contents.

                              Very truly yours,

                              GOOD TIMES RESTAURANTS INC.


                              By:
                                    President

Agreed to this _____ day of September, 1995.

HOT CONCEPTS MANAGEMENT GROUP, L.L.C.


By:
     Manager